

                                                Exhibit 12


              THE STANLEY WORKS AND SUBSIDIARIES
          COMPUTATION OF EARNINGS TO FIXED CHARGES
                   (in Millions of Dollars)

                                            THIRD QUARTER   NINE MONTHS
                                            1994    1993    1994    1993

 Earnings before income taxes and cumulative
   effect of accounting change for
   postemployment benefits                  $51.4   $42.9  $146.7  $123.6

 Add:
      Portion of rents representative of
         interest factor                      2.9     3.2     8.7     9.4
      Interest expense                        7.3     7.7    24.7    23.5
      Amortization of expense on
        long-term debt                                0.1     0.1     0.3
      Amortization of capitalized interest            0.1     0.2     0.3
                                            -----   -----   -----   -----
 Income as adjusted                         $61.6   $54.0  $180.4  $157.1
                                            =====   =====   =====   =====
 Fixed charges:
      Interest expense                       $7.3    $7.7   $24.7   $23.5
      Amortization of expense
        on long-term debt                             0.1     0.1     0.3
      Capitalized interest                            0.2             0.1
      Portion of rents representative of
         interest factor                      2.9     3.2     8.7     9.4
                                            -----   -----   -----   -----
 Fixed charges                              $10.2   $11.2   $33.5   $33.3
                                            =====   =====   =====   =====
 Ratio of earnings to fixed charges          6.04    4.82    5.39    4.72
                                            =====   =====   =====   =====
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